Exhibit 99.2

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

New 12-Month, $200 Million Share Repurchase Program

OAKVILLE, ONTARIO, (October 26, 2007): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced the Board of Directors has approved a new 12-month, $200 million share repurchase program as part of the Company’s focus on creating value for shareholders.

A notice of intention to make a normal course issuer bid will be filed with the Toronto Stock Exchange for a stock repurchase program authorizing the repurchase of up to $200 million in shares, not to exceed the regulatory maximum of 9,354,264 or 5%, of the outstanding common shares. As of October 25, 2007, there were 187,085,281 shares outstanding. Implementation of the program is subject to final approval of the TSX.

The Company’s strong balance sheet, cash flow and focus on creating shareholder value were key factors in the decision to implement the share repurchase program.

The repurchases will be made by Tim Hortons directly, or through one or more of its direct or indirect subsidiaries, on the Toronto Stock Exchange and/or the New York Stock Exchange, subject to compliance with applicable regulatory requirements. As part of the stock purchase program, Tim Hortons will also enter into a Rule 10b5-1 repurchase plan with a broker in order to facilitate its stock repurchase activity.

A Rule 10b5-1 repurchase plan allows the Company to purchase its shares at times when it ordinarily would not be in the market due to regulatory or internal restrictions. Purchases will be based upon the parameters of the Rule 10b5-1 plan. In addition to the repurchases made pursuant to the Rule 10b5-1 plan, Tim Hortons may also make repurchases at the Company’s discretion from time-to-time, subject to market conditions, share price, cash position and compliance with regulatory requirements.

The Company will begin implementation of the program on or about October 31, 2007, and it is expected to be in place until October 30, 2008. There can be no assurance as to the precise number of shares that will be repurchased under the stock repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the stock repurchase program will be cancelled, held in the Company’s treasury, and/or held by one of the Company’s subsidiaries.

The maximum number of shares that may be purchased during any trading day may not exceed 118,988 shares, representing 25% of the average daily trading volume for the shares purchased during the previous six months. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements.

In September 2007 the Company successfully completed its 2006-2007 share purchase program. A total of 5.8 million shares were purchased at an average net cost of $34.43 per share as part of this previous share repurchase program.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of September 30, 2007, Tim Hortons had 3,110 system-wide restaurants, including 2,758 in Canada and 352 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or bonikowsky_scott@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com